Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES STRONG FIRST QUARTER RESULTS

- American Place Casino Revenues Increased 7.1%, Reflecting Continued Momentum in the First Quarter

- Colorado Operations Showed Continued Improvement,

with Profitability Significantly Improving in the First Quarter

- Consolidated Operating Income Rose 218.4% to $2.4 Million in the First Quarter of 2026;

Net Loss Improved to $(8.2) Million from $(9.8) Million

- Adjusted EBITDA Increased 14.7% to $13.2 Million in the First Quarter of 2026

Las Vegas – May 7, 2026 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the first quarter ended March 31, 2026.

On a consolidated basis, revenues in the first quarter of 2026 were $74.4 million, reflecting growth at American Place Casino and Rising Star Casino Resort, offset by the sale of Stockman’s Casino in April 2025 and the termination of an agreement with one of our contracted sports wagering providers in 2025. In the prior-year period, revenues were $75.1 million. Excluding Stockman’s, revenues increased by 0.9%. Net loss for the first quarter of 2026 was $(8.2) million, or $(0.23) per diluted common share, which includes $0.1 million of development costs. In the prior-year period, net loss was $(9.8) million, or $(0.27) per diluted common share, reflecting $0.1 million of project development costs and a $0.2 million impairment of certain assets at Stockman’s Casino. Adjusted EBITDA(a) rose to $13.2 million in the first quarter of 2026, a 14.7% increase from $11.5 million in the prior-year period, reflecting growth at most of our casino properties, including large percentage increases at American Place, Chamonix/Bronco Billy’s and Rising Star, as well as growth at Silver Slipper Casino Hotel.

“We had a great first quarter, led by continuing strength at American Place,” said Daniel R. Lee, Chief Executive Officer of Full House Resorts. “Our growth at American Place, located in Chicago’s northern suburbs, reflects its increasing awareness and popularity, as well as the continued expansion of our player database. Looking ahead, we remain excited about the construction and opening of our permanent American Place facility, to be located adjacent to the existing temporary casino. The permanent casino is designed to have more than twice the overall square footage, 39% more slot machines, 86% more table games, additional amenities, and significantly more lavish street appeal and décor than the temporary casino, which is in a sprung structure.

“The City of Waukegan recently approved our earthmoving plans. We are also preparing to enter into a pre-construction agreement with Power Construction and recently entered into a construction advisory agreement with W. A. Richardson Builders (“Richardson”). Power Construction is a large Chicago-based contractor and is currently building the Hollywood Casino and Hotel in Aurora, Illinois. Richardson is a large construction company based in Las Vegas and oversaw construction of both the Fontainebleau and Durango resort casinos. The principals in Richardson, before starting their construction company, had major roles at Mandalay Resort Group, where they were involved in the development and construction of several Las Vegas and regional casinos, including the Grand Victoria casino in Elgin, Illinois. The architect for the project is WATG, whose team has worked on numerous casinos, including The Venetian in Las Vegas and the Hard Rock in Rockford, Illinois.

“We have made significant progress in arranging the financing for the permanent American Place casino. We anticipate refinancing our existing bonds, which mature in February 2028, as part of that financing. We will announce the details of this planned financing when such arrangements become contractual, which we anticipate within the next few weeks.

“Construction of the permanent casino should require approximately 18 months to two years. Because this timeline would put its opening beyond the date permitted for operations of the temporary casino, there is a bill in the current Illinois legislative session that would extend such period. If the legislation is approved, it would ensure the continuation of significant tax and other benefits and a smooth transition from the temporary to the permanent facility. Bills such as this are often resolved late in the legislative session, which is scheduled to end on May 31.

“Chamonix/Bronco Billy’s significantly improved its profitability in the first quarter from the prior-year period. These improvements reflect a combination of ongoing operational enhancements and a continued focus on driving profitable growth. We hired an assistant general manager and a finance director during the quarter, both of whom have extensive experience with casinos and hotels of this quality and size. We also further enhanced the guest experience by installing new carpet and ceilings in much of the Bronco Billy’s casino and introduced Don Juan’s Cocina, our rebranded Mexican restaurant with an entirely new menu of fresh and innovative cuisine. We strongly believe that Colorado Springs remains a significantly underpenetrated gaming market. As awareness continues to grow, so should overall profitability at Chamonix. Note that this is a seasonal market; we expect significant positive contributions from our Colorado operations in the important summer season.”

First Quarter Highlights

●	Midwest & South. This segment includes Silver Slipper Casino and Hotel, Rising Star Casino Resort, and American Place Casino. Revenues for the segment were $59.4 million in the first quarter of 2026, a 3.8% increase from $57.2 million in the prior-year period. These results reflect continuing strength at American Place, where revenues rose 7.1% from the first quarter of 2025. Adjusted Segment EBITDA was $14.8 million, a 13.1% increase from $13.1 million in the prior-year period, with all three properties in the segment generating growth in the first quarter.
●	West. This segment includes Grand Lodge Casino, Stockman’s Casino (until the completion of its sale in April 2025), Chamonix Casino Hotel, and Bronco Billy’s Casino. Chamonix and Bronco Billy’s are two integrated and adjoining casinos, operating as a single entity. Revenues for the segment were $13.6 million in the first quarter of 2026, versus $15.6 million in the prior-year period. These results reflect the sale of Stockman’s and renovation-related disruptions at the Hyatt Regency Lake Tahoe Resort that houses our Grand Lodge Casino, which is a small casino relative to our total operations. Despite the renovation at the Hyatt Regency Lake Tahoe Resort, Adjusted Segment EBITDA improved 28.3% to $(1.8) million in the first quarter of 2026 from $(2.5) million in the prior-year period. This improvement in Adjusted Segment EBITDA was led by Chamonix/Bronco Billy’s, which improved its Adjusted Property EBITDA by 42.0% to $(1.3) million from $(2.3) million despite a slight decline in revenues. As our newest property, Chamonix is early in its expected ramp, with operations expected to continue improving in the coming quarters and years.
●	Contracted Sports Wagering. This segment consists of our on-site and online sports wagering “skins” (akin to websites) in Colorado, Indiana, and Illinois. Revenues and Adjusted Segment EBITDA were $1.5 million and $1.4 million, respectively, in the first quarter of 2026. In the prior-year period, revenues and Adjusted Segment EBITDA benefited from an additional active sports skin. Such amounts in the first quarter of 2025 were $2.3 million and $2.2 million, respectively.

Liquidity and Capital Resources

As of March 31, 2026, we had $31.4 million in cash and cash equivalents. Our debt consisted primarily of $450.0 million in outstanding senior secured notes due 2028, which are currently callable at par, and $30.0 million outstanding under our revolving credit facility. In March 2026, we extended the maturity date for our revolving credit facility from January 1, 2027 to August 15, 2027.

Conference Call Information

We will host a conference call for investors today, May 7, 2026, at 4:30 p.m. ET (1:30 p.m. PT) to discuss our 2026 first quarter results. Investors can access the live audio webcast from our website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (201) 689-8470.

A replay of the conference call will be available shortly after the conclusion of the call through May 21, 2026. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (412) 317-6671 and using the passcode 13757785.

(a) Reconciliation of Non-GAAP Financial Measures

Our presentation of non-GAAP Measures may be different from the presentation used by other companies, and therefore, comparability may be limited. While excluded from certain non-GAAP Measures, depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred. Each of these items should also be considered in the overall evaluation of our results. Additionally, our non-GAAP Measures do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, and other items both in our reconciliations to the historical GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Our non-GAAP Measures are to be used in addition to, and in conjunction with, results presented in accordance with GAAP. These non-GAAP Measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. These non-GAAP Measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding historical GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

Adjusted Segment EBITDA. We utilize Adjusted Segment EBITDA as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset sales and disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment.

Adjusted Property EBITDA. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset sales and disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property.

Adjusted EBITDA. We also utilize Adjusted EBITDA, which is defined as Adjusted Segment EBITDA, net of corporate-related costs and expenses. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize this metric or measure internally to focus management on year-over-year changes in core operating performance, which we consider our ordinary, ongoing and customary operations, and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

Full House Resorts, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2026	2025
Revenues
Casino	$55,707	$55,300
Food and beverage	9,601	10,061
Hotel	3,786	3,842
Other operations, including contracted sports wagering	5,327	5,855
	74,421	75,058
Operating costs and expenses
Casino	24,013	22,885
Food and beverage	9,536	10,319
Hotel	1,989	2,363
Other operations	812	846
Selling, general and administrative	25,106	26,941
Project development costs	55	141
Depreciation and amortization	10,560	10,607
Loss on disposal of assets	—	6
Impairment of assets held for sale at Stockman’s	—	212
	72,071	74,320
Operating income	2,350	738
Other expense
Interest expense, net	(10,380)	(10,297)
Loss before income taxes	(8,030)	(9,559)
Income tax provision	120	206
Net loss	$(8,150)	$(9,765)

Basic loss per share	$(0.23)	$(0.27)
Diluted loss per share	$(0.23)	$(0.27)

Basic weighted average number of common shares outstanding	36,153	35,831
Diluted weighted average number of common shares outstanding	36,153	35,831

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenues
Midwest & South	$59,353	$57,172
West	13,577	15,606
Contracted Sports Wagering	1,491	2,280
	$74,421	$75,058
Adjusted Segment EBITDA(1) and Adjusted EBITDA
Midwest & South	$14,827	$13,107
West	(1,768)	(2,467)
Contracted Sports Wagering	1,436	2,180
Adjusted Segment EBITDA	14,495	12,820
Corporate	(1,325)	(1,333)
Adjusted EBITDA	$13,170	$11,487

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profitability in assessing performance and allocating resources at the reportable segment level.

Supplemental Information

West Segment Revenues, Adjusted Property EBITDA and Adjusted Segment EBITDA

(In thousands, Unaudited)

	Three Months Ended
	March 31,		Increase /
	2026	2025	(Decrease)
Revenues by Property for West Segment
Chamonix Casino Hotel and Bronco Billy’s Casino	$11,273	$11,647	(3.2)%
Grand Lodge Casino	2,304	2,637	(12.6)%
Stockman’s Casino(1)	—	1,322	(100.0)%
	$13,577	$15,606	(13.0)%
Adjusted Property EBITDA for West Segment
Chamonix Casino Hotel and Bronco Billy’s Casino	$(1,327)	$(2,288)	42.0%
Grand Lodge Casino	(441)	78	N.M.
Stockman’s Casino(1)	—	(257)	N.M.
	$(1,768)	$(2,467)	28.3%

__________
N.M. Not meaningful.

(1)	On April 1, 2025, the Company completed the sale of Stockman’s Casino.

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Net Loss and Operating (Loss) Income to Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net loss	$(8,150)	$(9,765)
Income tax provision	120	206
Interest expense, net	10,380	10,297
Operating income	2,350	738
Project development costs	55	141
Depreciation and amortization	10,560	10,607
Loss on disposal of assets	—	6
Impairment of assets held for sale at Stockman’s	—	212
Stock-based compensation, net	205	(217)
Adjusted EBITDA	$13,170	$11,487

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Three Months Ended March 31, 2026
					Adjusted
				Stock-	Segment
	Operating	Depreciation	Project	Based	EBITDA and
	Income	and	Development	Compensation,	Adjusted
	(Loss)	Amortization	Costs	net	EBITDA
Reporting segments
Midwest & South	$8,887	$5,940	$—	$—	$14,827
West	(6,375)	4,607	—	—	(1,768)
Contracted Sports Wagering	1,436	—	—	—	1,436
	3,948	10,547	—	—	14,495
Other operations
Corporate	(1,598)	13	55	205	(1,325)
	$2,350	$10,560	$55	$205	$13,170

Three Months Ended March 31, 2025
							Adjusted
				Impairment		Stock-	Segment
	Operating	Depreciation	Loss on	of assets held	Project	Based	EBITDA and
	Income	and	Disposal	for sale at	Development	Compensation,	Adjusted
	(Loss)	Amortization	of Assets	Stockman’s	Costs	net	EBITDA
Reporting segments
Midwest & South	$6,892	$6,209	$6	$—	$—	$—	$13,107
West	(7,056)	4,377	—	212	—	—	(2,467)
Contracted Sports Wagering	2,180	—	—	—	—	—	2,180
	2,016	10,586	6	212	—	—	12,820
Other operations
Corporate	(1,278)	21	—	—	141	(217)	(1,333)
	$738	$10,607	$6	$212	$141	$(217)	$11,487

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by us and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include details regarding our growth projects, including our expectations regarding the Illinois legislature passing a bill to extend the timeframe of our operation of the temporary American Place facility; our expected construction budgets, estimated commencement and completion dates, and expected amenities; our expected operational performance for our growth projects, including Chamonix and American Place; our expectations regarding the timing of the ramp-up of operations of Chamonix and American Place; our expectations regarding the operation and performance of our other properties and segments; our expectations regarding the renovation-related disruptions at the Hyatt Regency Lake Tahoe Resort that houses our Grand Lodge Casino; our expectations regarding our ability to generate operating cash flow and to obtain debt financing on reasonable terms and conditions for the construction of the permanent American Place facility; our expectations regarding our ability to refinance our outstanding debt; our expectations regarding the effect of management changes and operational improvements at our properties, including Chamonix; our expectations regarding the effect of our revamped marketing strategy at Chamonix, including our ability to access the Colorado Springs and southern Denver markets; and our sports wagering contracts with third-party providers, including the expected revenues and expenses, as well as our expectations regarding the potential usage of our idle sports skins by us or others.

Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks include, without limitation, our ability to repay and/or refinance our substantial indebtedness; our ability to finance the construction of the permanent American Place facility; our ability to complete construction at American Place, on-time and on-budget; the passage of legislation to extend the timeframe for us to operate the temporary American Place facility; legal or regulatory restrictions, delays, or challenges for our construction projects, including American Place; construction risks, disputes and cost overruns; the timing of the completion of renovations at the Hyatt Regency Lake Tahoe Resort that houses our Grand Lodge Casino; inflation, tariffs, immigration policies, and their potential impacts on labor costs and the price of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; our ability to effectively manage and control expenses; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; effectiveness of management changes and operational improvements at our properties; effectiveness of our marketing efforts; changes in guest visitation or spending patterns due to economic conditions, health, international relations or other concerns; cyber events and their impacts to our operations; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

We own, lease, develop and operate gaming facilities throughout the country. Our properties include American Place in Waukegan, Illinois; Silver Slipper Casino and Hotel in Hancock County, Mississippi; Chamonix Casino Hotel and Bronco Billy’s Casino in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, President & Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com